EXHIBIT 99.1

SOUTHSIDE BANCSHARES, INC. ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

TYLER, TX November 4, 2024 – Southside Bancshares, Inc. (NASDAQ: SBSI) (the “Company” or “Southside”), the parent company of Southside Bank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from the Nasdaq Global Select Market (“Nasdaq”). Southside’s common stock is expected to begin trading on the NYSE on November 15, 2024, under the existing ticker symbol of “SBSI”. Southside expects its common stock to continue to trade on Nasdaq until the close of the market on November 14, 2024.

“We are excited to announce the transfer of Southside’s stock listing to the NYSE, ” said Lee R. Gibson, Chief Executive Officer of Southside Bancshares, Inc. “Our Texas-based franchise markets include some of the strongest and fastest growing markets in the country. We look forward to joining many of the world’s leading and most prestigious companies that trade on the NYSE and are excited to leverage the NYSE platform and trading model for the benefit of our shareholders.”

Since its initial public offering on Nasdaq in 1998, Southside Bancshares has seen continuous and significant growth – surpassing $1 billion in assets in the year 2000 and reaching nearly $8.5 billion in assets by the end of 2023. Beginning with a single branch in Tyler, Texas, the bank has grown to over 55 locations including 53 branches and two loan offices throughout East, North, Central, and Southeast Texas.

“We are thrilled to welcome Southside Bancshares, Inc. to the New York Stock Exchange,” said Chris Taylor, Global Head of Listings, NYSE. “With its deep roots in Texas and history of supporting local economies, Southside is a welcome addition to our NYSE community, which is home to numerous Texas-based companies and many of the world’s leading banks.”

ABOUT SOUTHSIDE BANCSHARES, INC.

Southside Bancshares, Inc. is a bank holding company headquartered in Tyler, Texas, with approximately $8.36 billion in assets. Through its wholly-owned subsidiary, Southside Bank, Southside currently operates 53 branches, two loan production offices, and a network of 72 ATMs/ITMs throughout East Texas, Southeast Texas, Dallas/Fort Worth and Austin. Serving customers since 1960, Southside Bank is a community-focused financial institution that offers a full range of financial products and services to individuals and businesses. These products and services include consumer and commercial loans, mortgages, deposit accounts, safe deposit boxes, treasury management, wealth management, trust services, brokerage services, and an array of online and mobile services. For more information about Southside Bank, visit https://www.southside.com/.